PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MARCH 3, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Portfolio Company, HZO, Wins

"Best of Show" at VCIR Winter Conference

Harris & Harris Group Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, announces that its portfolio company, HZO, Inc., was voted "Best of Show" at the 31st Annual Venture Capital in the Rockies (VCIR) Winter conference. HZO was one of 20 presenting companies at VCIR Winter 2014, held in Beaver Creek, CO, on February 24-26, 2014.

HZO provides solutions for manufacturers, OEM’s and device makers that protect electronic devices and components from corrosives and liquid submersion. HZO’s advanced conformal coating is applied directly to the internal circuitry, making electronics resistant to corrosion, damage and failure caused by liquids, humidity and sweat by providing a barrier that also protects against dust, debris and other particle contaminants.

In the second half of 2013, the company announced a key partnership with ICEdot, an emergency ID and notification service for athletes and outdoor enthusiasts. It also received the "Best Technology" and "Best in Show" awards at both US Wearable Tech Expo shows in 2013 and expanded its offices and production capabilities in China and Japan. Additionally, HZO launched 2014 by establishing partner agreements with major manufacturer, Tsuen Lee and Goal Zero, an industry leader in renewable and reliable solar power.

The VCIR conference showcases the Rocky Mountain region’s most exciting early-stage and emerging growth companies for an audience of venture investors, CEOs, entrepreneurs and service professionals. Sponsored by the Rocky Mountain Venture Capital Association and KPMG LLP, the event features promising companies from Arizona, Colorado and Utah whose products and services range from clean technology to cloud-based services and innovative applications.

"We are honored to receive this recognition, especially considering the high caliber of our peers presenting at the conference," said Michael Bartholomeusz, CEO of HZO. "This award serves as further validation of the strength and capabilities of HZO’s licensable and proprietary technology solutions and the very bright future we face."

"This honor is yet another validation of the transformative nature of HZO’s solutions for OEM’s and manufacturers," said Douglas Jamison, CEO of Harris & Harris Group. "With HZO’s corrosion and submersion protection technology, device manufacturers can develop new features and functionality that give end users greater freedom and flexibility to use their electronic devices in ways and places that were previously not possible."

About Harris & Harris Group, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

About VCIR

Venture Capital in the Rockies (VCIR) is the region’s oldest and best-attended venture capital conference. The two annual VCIR events, held in the fall and winter, are the premier venture investing conferences in the Rocky Mountain region and are among the most respected venture conferences in the country. Creating a dynamic marketplace for ideas and investment, each edition of VCIR invites up to 40 companies seeking investment to present to panels of venture investors as well as an audience of other entrepreneurs, CEOs and professionals servicing the venture community. More information can be found at www.vcirwinter.com or www.vcirfall.com.

About HZO, Inc.

HZO seeks to change where people use electronics. As the total solutions leader in submersible thin film protective technology for any kind of electronic assembly, device or component, the company's end-to-end solution has already scaled to high volume applications that produce millions of protected devices annually. We believe HZO has set the world standard in full submersion protection against all kinds of liquids and corrosives. Winner of the 2012 CES Innovations Design and Engineering Award, the 2013 Stevie Award for Best New Product, and Best Technology and Best in Show Awards at Wearable Tech Expo in 2013, HZO has been named one of the Top Ten Emerging Nano-Companies in the United States in each of the past two years. Visit www.HZO.com for more information.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, www.hzo.com, www.vcirwinter.com, and www.vcirfall.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.